As filed with the Securities and Exchange Commission on August 3, 1999

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Incorporated THE STANDARD REGISTER COMPANY I.R.S. Employer

Under the Laws 600 ALBANY STREET Identification No.

of Ohio DAYTON, OHIO 45401 31-0455440

(513) 443-1000

Deferred Compensation Plan

Management Incentive Compensation Plan

Charles F. Hertlein, Jr., Esq.

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

(513) 977-8315

(Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Deferred Compensation Obligations	$15,000,000	$1.00	$15,000,000	$4,170.00
Common Stock	110,000 shares	$29.00(2)	$3,190,000	$886.82
Total				$5,056.82

  This Registration Statement is filed for up to $15,000,000 in cash Deferred Compensation Obligations issuable pursuant to The Standard Register Company Deferred Compensation Plan and 110,000 shares of the common stock, $1.00 par value per share, of The Standard Register Company issuable in connection with its Management Incentive Compensation Plan.

  Estimated solely for purposes of calculating registration fee.

(3) Registration fee has been calculated pursuant to Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of From S-8 is set forth in a single document entitled "Prospectus" which constitutes a part of the Section 10(a) Prospectus to which this Registration Statement relates but which is not filed herewith.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by The Standard Register Company (the "Company") with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

1. The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1999;

2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1999; and

3. The Company's Current Report on form 8-K dated April 15, 1999.

4. The description of the Common Stock contained on the Company's Form 8-A Registration Statement under the Securities Exchange Act of 1934 effective May 13, 1996.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities

This Registration Statement registers up to $15,000,000 in Deferred Compensation Obligations issuable pursuant to The Standard Register Company Deferred Compensation Plan and 110,000 shares of the common stock of The Standard Register Company issuable in connection with its Management Incentive Compensation Plan. The common stock issuable under the Management Incentive Compensation Plan is described in documents incorporated by reference in this Registration Statement as set forth above.

Under the Deferred Compensation Plan, the Company will provide eligible employees the opportunity to defer a specified percentage of their compensation.

The obligation of the Company ultimately to pay such deferred amounts in accordance with the Deferred Compensation Plan (the "Deferred Obligations") will be unsecured general obligations of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation to be deferred by each participating employee will be determined in accordance with the Deferred Compensation Plan based on elections by the employee. Each distribution under the Deferred Compensation Plan will be made on a date selected by the employee participant in accordance with the terms of the Deferred Compensation Plan.

Participants' accounts will be adjusted for earnings determined by deemed investment vehicles elected by participants. The the Board of Directors of the Company may amend the possible deemed investment vehicles from time to time in its sole discretion. Such obligations will be denominated and be payable in United States dollars.

Any employee participant's right or the right of any other person to the Deferred Obligations cannot be transferred, pledged, or encumbered except by a written designation of a beneficiary under the Deferred Compensation Plan.

The Deferred Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participating employees, at the option of the Company or through operation of a mandatory or optional sinking fund of analogous provision. However, the Company reserves the right to amend or terminate the Deferred Compensation Plan at any time, except that no such amendment or termination shall reduce retroactively the right of an employee participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Deferred Obligations are not convertible into another security of the Company. The Deferred Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

Item 5. Interests of Named Experts and Counsel

The legality of the Common Stock offered hereby will be passed upon for the Company by Dinsmore & Shohl LLP, 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202. As of July 31, 1999, partners of Dinsmore & Shohl LLP and attorneys associated therewith, and their families, beneficially owned approximately 1,000 shares of Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio General Corporation Law allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which the person had no reasonable cause to believe that the person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that, unless otherwise determined by the court, no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim or issue, or who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

The Registrant's Code of Regulations provides that the Registrant shall indemnify such persons to the fullest extent permitted by law.

The Registrant maintains director and officer liability insurance which provides coverage against certain liabilities.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4.1 Management Incentive Compensation Plan (incorporated by reference to the Company's Proxy Statement dated March 21, 1997)

4.2 Deferred Compensation Plan (incorporated by reference to Registration No. 333-43055 filed by the Company)

4.3 First Amendment to Deferred Compensation Plan

5 Opinion of Counsel

23.1 Consent of Counsel (contained on Exhibit 5)

23.2 Consent of Battelle & Battelle PLL

24 Power of Attorney (contained on the signature page)

Item 9. Undertakings

9.1 The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

3. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

9.2 The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.3 The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

9.4 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.5 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dayton, Ohio, on July 31, 1999.

THE STANDARD REGISTER COMPANY

By: /s/ Peter S. Redding

Peter S. Redding

President, Chief Executive

Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Persons whose names are marked with an asterisk (*) below hereby designate Paul H. Granzow, Peter S. Redding or Craig J. Brown as their attorney-in-fact to sign all amendments, including post-effective amendments, to this Registration Statement.

Signature Capacity Date

/s/ Peter S. Redding* President, Chief July 31, 1999

Peter S. Redding Executive Officer

and Director

(Principal

Executive Officer)

/s/Craig J. Brown* Senior Vice President - July 31, 1999

Craig J. Brown Administration,

Treasurer and Chief

Financial Officer

(Principal Financial

Officer and Principal

Accounting Officer)

/s/Paul H. Granzow* Chairman of the July 31, 1999

Paul H. Granzow Board of Directors

/s/Roy W. Begley , Jr.* Director July 31, 1999

Roy W. Begley, Jr.

/s/F. David Clarke, III* Director July 31, 1999

F. David Clarke, III

/s/Graeme G. Keeping* Director July 31, 1999

Graeme G. Keeping

/s/Dennis L. Rediker* Director July 31, 1999

Dennis L. Rediker

/s/Ann Scavullo* Director July 31, 1999

Ann Scavullo

/s/John J. Schiff, Jr.* Director July 31, 1999

John J. Schiff, Jr.

/s/Charles F. Sherman* Director July 31, 1999

Charles F. Sherman

/s/ John Q. Sherman, II* Director July 31, 1999

John Q. Sherman, II

EXHIBIT 5

[Letterhead of Dinsmore & Shohl LLP]

August 2, 1999

The Standard Register Company

600 Albany Street

Dayton, Ohio 45401

Ladies and Gentlemen:

RE: Registration Statement on Form S-8

We serve as counsel to The Standard Register Company (the "Company"). In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth below including (i) the Registration Statement on Form S-8 relating to the Company's Deferred Compensation Plan and Management Incentive Compensation Plan (the "Plans"), (ii) the Articles of Incorporation and Code of Regulations of the Company, each as amended to the date hereof, and (iii) resolutions of the Board of Directors of the Company relating to the approval of the Plans, issuance of shares of Common Stock pursuant to the Plans and the filing of the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933:

(i) the obligations under the Plans will, when arising under the Plans in accordance with its terms, constitute valid and binding obligations of the Company;

(ii) when the shares of Common Stock have been issued or purchased for use by the Plans, such shares of Common Stock will constitute duly issued, fully paid and non-assessable shares of Common Stock of the Company;

(iii) the Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

(iv) the Company has taken all necessary and required corporate actions in connection with the Plans.

We hereby consent to the reference to our firm in the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

DINSMORE & SHOHL LLP

By: Charles F. Hertlein, Jr.

Charles F. Hertlein, Jr.

EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our Report on the Financial Statements and Schedules of The Standard Register Company included in the Annual Report on Form 10-K for the year ended January 3, 1999.

BATTELLE & BATTELLE, LLP

Dayton, Ohio

July 30, 1999